EXHIBIT 99.1

ROBBINS & MYERS, INC. REPORTS FOURTH QUARTER AND
YEAR-END RESULTS, DECLARES REGULAR DIVIDEND,
COMPLETES NEW CREDIT FACILITY, AND
PROVIDES FISCAL 2004 GUIDANCE

     Dayton, Ohio, October 8, 2003. Robbins & Myers, Inc. (NYSE: RBN) today announced operating results for the fourth quarter and fiscal year ended August 31, 2003. The Company also declared the regular cash dividend and reported on additional developments, including fiscal 2004 guidance.

SELECTED HIGHLIGHTS

•	Fiscal 2003 fourth quarter earnings of $0.33 per share
•	Fiscal 2003 full year earnings of $1.00 per share
•	Declared regular quarterly cash dividend of $0.055 per share
•	Acquired Tarby, Inc. for $13 million during the first quarter of fiscal 2003
•	Long-term debt reduced by $28 million before the purchase of Tarby
•	Completed $40 million convertible debt exchange offer
•	New $125 million bank credit facility
•	Universal shelf registration in place and effective
•	Fiscal 2004 guidance of $1.10 to $1.25 per share

OPERATING SUMMARY AND REVIEW
(Dollars in Thousands, Except per Share Data)

	Fourth Quarter		Full Year

	2003	2002	2003	2002

Sales	$156,871	$132,172	$560,775	$526,373

Gross Profit	52,882	41,905	188,816	173,764

EBIT	11,377	7,730	38,709	40,947

Net Income	4,924	2,196	14,368	14,503

Per Share Earnings:

Basic	0.34	0.16	1.00	1.17

Diluted	0.33	0.16	1.00	1.15

Backlog	111,375	125,665	111,375	125,665

Orders	127,388	128,048	546,357	508,943

Fourth Quarter

     Sales for the fourth quarter ended August 31, 2003 were $156.9 million, an increase of $24.7 million or 19% over the same period of the prior fiscal year. The impact of exchange rates, the translation of sales from non-U.S. operations into U.S. dollars, accounted for $10.3 million of this increase. Earnings before interest and taxes (EBIT) for the fourth quarter of fiscal 2003 was $11.4 million, a 47% increase over the fourth quarter of fiscal 2002. Net income for the most recent quarter was $4.9 million, up $2.7 million, or 124% over the fourth quarter of fiscal 2002. Diluted earnings per share for the fourth quarter of this year were $0.33 versus $0.16 for the same period of fiscal 2002, an increase of 106%.

     Sales for the fiscal year ended August 31, 2003 were $560.8 million, an increase of $34.4 million or 7% over the prior fiscal year. The impact of exchange rates accounted for $39.1 million of sales. EBIT for fiscal 2003 was $38.7 million, a 5% decrease from fiscal 2002. Net income for fiscal 2003 was $14.4 million as compared with $14.5 million for fiscal 2002. Diluted per share earnings, impacted by 12% higher weighted average common shares outstanding, were $1.00 for fiscal 2003 and $1.15 for fiscal 2002.

     Commenting on the Company’s activities and operating results, Gerald L. Connelly, President and Chief Executive Officer, said, “As Robbins & Myers celebrates its 125th anniversary in 2003, we were challenged by a continuing recessionary economic environment for capital goods. Our Energy and Industrial Segments experienced modest improvement domestically while softness was evident in European markets. Our Pharmaceutical Segment fell short of expectations due to its dependence on European economies. Asia continues to be a bright spot with strong business conditions. As the U.S. economy gains strength and momentum, we would expect our European-based markets to follow with the usual two to three quarter lag time. We are seeing signs of a strengthening market domestically and are cautiously optimistic that business conditions will gradually improve during fiscal 2004 in all three of our segments. Our Energy Segment has the potential of benefiting early in the cycle and, historically, has been a highly profitable business. New product development continues to be an important activity. New product sales for fiscal 2003 were $57 million, over 10% of our total sales, up from $45 million in the prior fiscal year. We define new products as prominent additions and/or extensions to current products which were introduced in the current or prior four fiscal years. This activity will continue to be an important initiative for Robbins & Myers.

     Another product related activity is our focus on cost reductions. Not only are we always looking to reduce overhead and direct manufacturing costs, but also to re-evaluate product design specification on a “fit-for-use” basis and the procurement of standard components on a global basis.

     We made solid progress in strengthening our financial position through strong cash flow from operations, a $40 million convertible debt exchange offer with a maturity date in 2008, and a new $125 million credit facility with our commercial banks that was just completed. In addition, we now have in place a $100 million universal shelf registration that will allow flexibility in raising capital as we move forward. We acquired Tarby during fiscal 2003 and are internally screening a number of potential acquisitions. Each of our business units occupy leading positions in their markets and we believe there are significant opportunities for growth through the purchase of other products and businesses.”

BUSINESS SEGMENT COMMENTARY

Pharmaceutical

     Our Pharmaceutical business provides products and services to 100 of the top pharmaceutical companies in the world. During fiscal 2003 we achieved a number of notable accomplishments which include:

•	Secured two of the largest primary processing projects in the pharmaceutical industry involving large scale equipment and advanced agitation technology;
•	Developed new markets and customers in Eastern Europe, the near and middle East, and Africa;
•	Strengthened aftermarket sales and presence through improved spare parts, service, and instrumentation offerings;
•	Introduced state of the art web-based vision inspection technology as a complement to Romaco’s industry leading barcode reading type products;
•	Established a strong market presence in multi-technology projects through the use of integrated packaging line capabilities; and
•	Streamlined European operations through the consolidation of smaller facilities and the optimization of organizational structures leading to improved efficiencies.

     This segment continued to show sales increases for the fourth quarter and full fiscal 2003 year to $99.1 million and $342.4 million, respectively. Fourth quarter sales represented a 19% increase over the year ago period. The impact of exchange rates accounted for 12% of this increase with the remaining 7% the result of an increased level of business at both the Company’s Romaco and Reactor Systems units. For the year sales increased $23.0 million. The impact of exchange increased sales by $39.7 million, resulting in a volume decrease of $16.7 million.

     The Pharmaceutical segment had EBIT of $7.1 million in the fourth quarter of fiscal 2003, an increase of $2.0 million over the same period of the prior year. The improvement in EBIT is due to the volume increase in sales of $5.5 million, excluding the effect of exchange rates. The incremental EBIT margin of 36% is normal in this segment. For the year EBIT was $21.4 million, down $6.5 million from the prior year. Of this decrease, approximately $5.5 million is attributable to the sales volume decline of $16.7 million, excluding any exchange rate impact, with the remainder due to lower pricing in Europe for glass-lined reactor vessels.

     Orders for the Pharmaceutical segment were $72.5 million for the fourth quarter, down $7.1 million from the prior year’s fourth quarter. The impact of exchange rates increased orders compared to the prior year period by $2.7 million. Orders for the year were $328.0 million, $15.2 million higher than the prior year; however, the impact of exchange rates increased this year’s orders by $45.7 million, meaning that the volume of orders decreased $30.5 million from the prior year. Orders in this segment have been negatively impacted by the weakening European economies, delays in order releases caused by the temporary slow down in new drug introductions, mergers of our customers, and the uncertain world political environment. This order pattern has caused year end backlog in this segment to fall to $86.8 million, $14.0 million under the prior year end. Consequently, we expect the results of this segment to be weaker in the first half of fiscal 2004 than the last half of 2003. However, we believe that the results of this segment will improve throughout fiscal 2004, repeating the pattern of 2003, as the European economies begin an economic recovery, and projects which have been delayed come on line.

     Mr. Connelly commented, “Our acquisition of Romaco two years ago positioned Robbins & Myers as a leading supplier of specialized equipment and systems to the pharmaceutical market. The integration of Romaco has gone well and we are pleased with this unit’s performance through the end of fiscal 2003. Importantly, Romaco provides us with the opportunity to pursue bolt-on type acquisitions thereby enhancing our growth prospects. The Pharmaceutical segment now represents 61% of the Company’s consolidated sales. As we look forward, we believe the pharmaceutical market offers excellent opportunities for both sales and earnings growth. This global industry has a long-term record of above average growth. At Robbins & Myers, we have the plans in place to capitalize on our already strong position in this market by expanding our product and systems offerings through acquisitions and internal product development. Future growth will be driven by a number of important trends, including a continuing shift from product sales to complete lines; a focus on the aftermarket; increased market share of generic products; and the development of emerging markets such as Russia, China, India and Brazil.”

Energy

     Our Energy segment provides products and services to a wide range of customers, including the leading oil and gas exploration and production companies. During fiscal 2003, this segment’s notable accomplishments included:

•	Development of the Venezuela market where sales increased from $0.9 million in fiscal 2002, the year we established a presence in the country, to $4.7 million in fiscal 2003;
•	Initiation of plans to continue the future globalization of the business including establishing a presence in Eastern Europe and Central Asia (using the Venezuela model);
•	New product development, in particular the even-wall stator, Sentry™ pipeline closure, high-flow down hole drivehead, and new rod guide designs.

     Sales of the Energy segment, which represent 17% of the Company’s total sales, were $26.6 million for the quarter and $95.5 million for the year, 15.8% and 4.5% higher than the respective periods of the prior year. The increases, especially for the fourth quarter, reflect the marginally higher rig counts. EBIT of $6.5 million for the quarter is $1.3 million above last year. The increase represents 36% of the sales increase for the quarter, and is a normal incremental margin for this segment. EBIT of $20.9 million for the year is $2.2 million higher than the prior year. Approximately two thirds of this increase is due to the sales volume increase of $4.1 million, with the remainder of the increase attributable to the cost reductions programs undertaken in fiscal 2002 and which were fully realized in fiscal 2003.

     The order pattern has been the same as sales, as this is a short lead-time business and there are no significant changes in backlog. The market fundamentals in this segment continue to be improving, but at a very gradual rate. Therefore, we expect this segment’s performance to continue to improve gradually throughout fiscal 2004.

     Mr. Connelly commented, “Although we experienced growth in fiscal 2003, increased capital spending has been slow to develop in the energy market. We are, however, optimistic that an upturn in this business is likely to occur during the second half of fiscal 2004. We have a leading position with many of our energy-related products and a strong position in this market. With a relatively short order-to-shipment cycle and favorable profit margins, this business unit has the opportunity to drive a higher level of earnings with little time lag once the energy market improves. We believe there are attractive opportunities to add to our energy market capabilities through both acquisitions and internal product development. In summary, we look forward to the increased spending by our energy customers and its favorable impact on the Company’s profits.”

Industrial

     Our Industrial segment serves customers in chemical, wastewater treatment, and other industrial businesses. This segment has a highly diversified base and sells its products to over 3,400 customers. While this segment’s business has clearly been depressed for sometime, we saw an improvement in fiscal 2003, particularly the second half of the year. Accomplishments during fiscal 2003 include:

•	New product development activities such as mixers, vertical pumps and pumps capable of handling liquids with high solids content;
•	Lower cost product designs and cost effective outsourcing;
•	Technology license that strategically expands the market range for coating applications;
•	Teflon coated ductwork for effluent control.

     The Industrial segment had sales of $31.1 million in the fourth quarter of fiscal 2003, increasing $5.5 million from the same period of the prior year. A third of this increase is attributable to the Tarby acquisition closed at the end of the first quarter of fiscal 2003, with the remaining two-thirds reflecting the general improving industrial economic environment in North America. For the year, sales in this segment were $122.9 million, $7.3 million higher than the prior year. The addition of Tarby accounted for $6.2 million of this increase, with the remainder due to the improving economic environment, particularly evidenced at the end of the year. Our recent acquisition of Tarby has proven to be an excellent purchase with sales and profits exceeding our expectations. EBIT and EBIT margins have improved for both the quarter and annual periods. EBIT margins have increased 2.8 percentage points for the quarter and 2.6 percentage points for the year. The impact of Tarby accounted for half of this margin improvement. With the remaining sales increasing only slightly, the remainder of the margin improvement was attributable to the cost saving measures undertaken in fiscal 2002, which are taking effect in 2003. For example, headcount in this segment decreased 25% to just below 600 during fiscal 2002.

     Orders for the quarter were relatively flat with the prior year and for the annual period were up 10%, excluding Tarby. Following the pattern of recent years, the fourth quarter’s orders were the lowest of the year. Backlog is consistent with the prior year at approximately $22 million. Following the expectations of a moderately growing U.S. industrial economy in our fiscal 2004, we expect this segment’s performance to continue to improve throughout fiscal 2004.

     Mr. Connelly commented, “Our Industrial segment’s customer base is primarily in North America. This business segment has been managed in the context of a recessionary environment which began in fiscal 2000 and has continued through fiscal 2003. Fiscal 2003 was also adversely impacted by destabilizing geopolitical events, including the Iraq war, that in many cases caused customers to delay purchase decisions. As the general economy has started to grow again, our business has strengthened somewhat. We will pursue strategic acquisitions in this segment if cost structure can be improved or market shares protected. At the same time, we will continue to concentrate on developing new products.”

BALANCE SHEET

     During fiscal 2003, one of managements’ objectives was to strengthen the balance sheet through working capital management, optimization of cash flow, and a successful convertible debt exchange offer. As a result of these activities, the Company’s long-term debt was reduced by $28 million before the Tarby acquisition. In addition, the Company entered into a new $125 million bank credit agreement with a syndicate of seven banks. All of the commercial banks that were in the previous credit facility are participants in the new facility.

     The Company’s financial condition is sound. At August 31, 2003, current assets were $244.4 million as compared with current liabilities of $142.1 million, thereby producing working capital of $102.3 million. Long-term debt was $186.3 million compared with shareholders’ equity of $287.0 million. Subordinated convertible debt of $40 million due 2008 represented 21% of the Company’s total long-term debt.

CASH DIVIDEND

     The Board of Directors declared the regular quarterly cash dividend of $0.055 per share payable on October 31, 2003 to shareholders of record October 17, 2003. Robbins & Myers has paid a regular quarterly cash dividend on an uninterrupted basis since 1989.

OUTLOOK AND FISCAL 2004 GUIDANCE

     Mr. Connelly stated, “Robbins & Myers is very well positioned to capitalize on any improvement in the markets served, both domestically and internationally. We have an efficient base of operations and are prepared to react swiftly as our pharmaceutical, energy, and industrial markets strengthen. We see some early signs of improvement, particularly in energy and our U.S. markets, but must reflect caution until an upward trend is more evident for capital goods. For fiscal 2004, diluted earnings are expected to be in the range of $1.10 to $1.25 per share, an increase of between 10% and 25% over the fiscal 2003 results. Like fiscal 2003, we expect the fiscal year to start off weak and build strength on a sequential quarter-to-quarter basis. Our current estimate for the first quarter of fiscal 2004, ending November 30, 2003, is between $0.15 and $0.20 per diluted share.”

CONFERENCE CALL

     Robbins & Myers has scheduled a conference call and webcast for 2:00 p.m./EST on Wednesday, October 8, 2003 to review the fourth quarter and year-end results. Slides which will be used during the presentation will be available Wednesday, October 8 on our website at www.robbinsmyers.com. Please contact the Company’s Investor Relations Department to register for the call. The webcast call is available at www.robbinsmyers.com.

     Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company has manufacturing facilities in the United States, Canada, Europe, Brazil, Mexico, Singapore, Venezuela, Australia, China, France, India, and Taiwan.

     In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, continued availability of acceptable acquisition candidates and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

     The Company’s common stock trades on the New York Stock Exchange under the symbol RBN.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	August 31, 2003	August 31, 2002

ASSETS

Current Assets:

Cash and cash equivalents	$12,347	$10,534

Accounts receivable	117,896	113,711

Inventories	96,196	92,446

Other current assets	10,480	12,318

Deferred taxes	7,469	11,304

Total Current Assets	244,388	240,313

Goodwill & Other Intangible Assets	310,748	289,552

Other Assets	7,357	6,201

Property, Plant & Equipment	141,963	143,859

	$704,456	$679,925

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$49,588	$41,964

Accrued expenses	85,158	81,104

Current portion of long-term debt	7,319	4,526

Total Current Liabilities	142,065	127,594

Long-Term Debt — Less Current Portion	186,284	203,920

Deferred Taxes	7,860	8,708

Other Long-Term Liabilities	81,241	79,210

Shareholders’ Equity	287,006	260,493

	$704,456	$679,925

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Twelve Months Ended

	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2003	2002	2003	2002

Sales	$156,871	$132,172	$560,775	$526,373

Cost of sales	103,989	90,267	371,959	352,609

Gross profit	52,882	41,905	188,816	173,764

SG&A expenses	40,980	33,729	147,918	130,802

Amortization expense	525	446	2,189	2,015

Other	0	0	0	0

Income before interest and income taxes	11,377	7,730	38,709	40,947

Interest expense	3,918	4,037	15,628	17,565

Income before income taxes and minority interest	7,459	3,693	23,081	23,382

Income tax expense	2,499	1,241	7,729	7,831

Minority interest	36	256	984	1,048

Net income	$4,924	$2,196	$14,368	$14,503

Net Income Per Share:

Basic	$0.34	$0.16	$1.00	$1.17

Diluted	$0.33	$0.16	$1.00	$1.15

Weighted Average Common Shares Outstanding:

Basic	14,397	14,020	14,368	12,379

Diluted	16,224	16,275	16,492	14,688

Orders	$127,388	$128,048	$546,357	$508,943

Backlog	$111,375	$125,665	$111,375	$125,665

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Twelve Months Ended

	August 31,	August 31,	August 31,	August 31,
(in thousands)	2003	2002	2003	2002

Sales

Pharmaceutical	$99,079	$83,558	$342,415	$319,412

Industrial	31,147	25,609	122,873	115,580

Energy	26,645	23,005	95,487	91,381

Total	$156,871	$132,172	$560,775	$526,373

Income Before Interest and Income Taxes (EBIT)

Pharmaceutical	$7,139	$5,177	$21,401	$27,895

Industrial	1,521	532	8,791	5,279

Energy	6,505	5,200	20,941	18,773

Corporate and Eliminations	(3,788)	(3,179)	(12,424)	(11,000)

Total	$11,377	$7,730	$38,709	$40,947

Depreciation and Amortization

Pharmaceutical	$2,381	$2,277	$10,562	$10,194

Industrial	1,250	1,260	5,065	5,366

Energy	1,091	1,372	5,307	5,534

Corporate and Eliminations	308	279	1,348	949

Total	$5,030	$5,188	$22,282	$22,043

Orders

Pharmaceutical	$72,537	$79,595	$327,997	$312,779

Industrial	28,712	26,587	123,569	108,950

Energy	26,139	21,866	94,791	87,214

Total	$127,388	$128,048	$546,357	$508,943

Backlog

Pharmaceutical	$86,777	$100,780	$86,777	$100,780

Industrial	21,968	21,558	21,968	21,558

Energy	2,630	3,327	2,630	3,327

Total	$111,375	$125,665	$111,375	$125,665

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant